PRIMERICA REPORTS SECOND QUARTER 2026 RESULTS

Record investment sales of $4.4 billion, up 23%

All-time high client asset values ended the quarter at $140 billion, up 16%

Life-licensed sales force totaled 148,612 at June 30, 2026

Net premiums increased 1%; adjusted direct premiums increased 3%

Net earnings per diluted share (EPS) of $6.45 increased 19%; return on stockholders’ equity (ROE) of 32.1%

Diluted adjusted operating EPS of $6.41 increased 17%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 33.1%

Repurchases of $135 million of common stock during the quarter;

declared dividend of $1.20 per share payable on September 14, 2026

Duluth, GA, Aug. 5, 2026 – Primerica, Inc. (NYSE: PRI) reported financial results for the quarter ended June 30, 2026. Total revenues of $865 million increased 9% compared to the second quarter of 2025. Net income of $202 million increased 13% and net earnings per diluted share of $6.45 increased 19% compared to the prior year period.

Adjusted operating revenues of $863 million increased 8% compared to the second quarter of 2025. Adjusted net operating income of $201 million increased 11%, while adjusted operating earnings per diluted share of $6.41 increased 17% compared to the prior year period.

During the second quarter of 2026, the Company's financial results reflected continued strength in its investment business. Sales growth was driven by strong client demand and attractive product offerings, while favorable equity market performance contributed to client asset value growth. The Term Life business continued to generate stable earnings and predictable cash flow, reflecting the Company’s large in-force block of term life insurance policies.

“Our second quarter results demonstrated the strength and resilience of Primerica’s complementary business model, with our insurance business providing stability while our investment business drives growth,” said Glenn Williams, Chief Executive Officer. “The need for our products and services remains strong, and our representatives continue to play an important role in helping underserved middle-income families address their protection needs and build long-term financial security.”

Second Quarter Distribution & Segment Results

Distribution Results
	Q2 2026	Q2 2025	% Change
Life-Licensed Sales Force	148,612	152,592	(3)%
Recruits	82,346	80,924	2%
New Life-Licensed Representatives	11,020	12,903	(15)%
Life Insurance Policies Issued	78,904	89,850	(12)%
Life Productivity (1)	0.18	0.20	*
Issued Term Life Face Amount ($ billions) (2)	$27.7	$30.3	(8)%
ISP Product Sales ($ billions)	$4.4	$3.5	23%
Average Client Asset Values ($ billions)	$135.5	$114.0	19%
Closed U.S. Mortgage Volume ($ million brokered)	$150.6	$132.8	13%

(1)
Life productivity equals the average monthly policies issued divided by the average number of life insurance licensed representatives.
(2)
Includes face amount on issued term life policies, additional riders added to existing policies, and face increases under increasing benefit riders.

* Not calculated or less than 1%

Segment Results
	Q2 2026	Q2 2025	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$443,605	$441,834	*
Investment and Savings Products	360,518	298,298	21%
Corporate and Other Distributed Products (1)	59,253	55,886	6%
Total adjusted operating revenues (1)	$863,376	$796,018	8%

Adjusted Operating Income (Loss) before income taxes:
Term Life Insurance	$148,479	$155,012	(4)%
Investment and Savings Products	104,215	79,421	31%
Corporate and Other Distributed Products (1)	3,834	2,748	40%
Total adjusted operating income before income taxes (1)	$256,528	$237,181	8%

(1)
See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

* Not calculated or less than 1%

Life Insurance Licensed Sales Force

During the second quarter of 2026, recruiting increased 2% year-over-year to 82,346 new recruits. A total of 11,020 representatives obtained a new life insurance license, decreasing 15% compared to the prior year period. The life-licensed sales force totaled 148,612 as of June 30, 2026.

Term Life Insurance

During the second quarter of 2026, estimated annualized issued premium of $89.9 million decreased 9% compared to the prior year period. The Company issued 78,904 new life insurance policies, representing 12% fewer policies than the prior year period, with total face amount issued of $27.7 billion.

Second quarter Term Life revenues were $444 million, with 3% growth in adjusted direct premiums. Pre-tax income was $148 million, 4% lower compared to the prior year period. The current year period included a $4.9 million remeasurement gain compared to a $5.7 million remeasurement gain during the prior year period. The benefits and claims ratio was 57.9% and the DAC amortization and insurance commissions ratio was 12.3%, in line with the prior year period. The insurance expense ratio was 8.4% compared to 7.6% in the prior year period. The Term Life segment operating margin was 21.3%.

Investment and Savings Products (ISP)

During the second quarter of 2026, total product sales were $4.4 billion, a 23% increase compared to the prior year period. Strong client demand across product lines and favorable equity market performance contributed to growth in both sales and client asset values. Client asset values ended the quarter at $140 billion, up 16% year-over-year, while flows remained positive with net inflows of $397 million during the second quarter of 2026.

Second quarter ISP revenues of $361 million increased 21% compared to the prior year period, while income before income taxes of $104 million increased 31% year-over-year. Sales-based commission revenues increased 17%, largely in line with commissionable sales. Asset-based commission revenues increased 28%, outpacing the 19% increase in average client asset values due to a favorable product mix, including continued growth in U.S. managed accounts and Canadian mutual funds distributed under the principal distributor model.

Corporate and Other Distributed Products

During the second quarter of 2026, the Corporate and Other Distributed Products segment recorded pre-tax adjusted operating income of $3.8 million compared to $2.7 million in the prior year period. The increase was primarily driven by higher net investment income reflecting continued growth in the invested asset portfolio.

Taxes

The effective income tax rate was 21.7% during the second quarter of 2026 compared with 23.9% in the second quarter of 2025.

Capital

During the second quarter of 2026, the Company repurchased $135 million of common stock and paid approximately $37 million in dividends, returning $172 million to stockholders. Year-to-date capital returned to stockholders totaled approximately $352 million.

The Board of Directors approved a dividend of $1.20 per share payable on September 14, 2026, to stockholders of record on August 21, 2026. Primerica Life Insurance Company's estimated statutory risk-based capital ratio was approximately 440% as of June 30, 2026.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the Company presents certain non-GAAP financial measures. Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, diluted adjusted operating earnings per share and adjusted stockholders' equity.

Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the IPO coinsurance transactions) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.

Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of investment gains (losses), including credit impairments, and fair value mark-to-market (MTM) investment adjustments for all periods presented. We exclude investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations.

Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold. Adjusted stockholders’ equity also excludes the difference in future policy benefits calculated using the current discount rate and future policy benefits calculated using the locked-in discount rate at contract issuance recognized in accumulated other comprehensive income (loss). We exclude the impact from the difference in the discount rate in measuring adjusted stockholders' equity as such difference is caused by market movements in interest rates that are not permanent and may not align with the cash flows we will ultimately incur when policy benefits are settled.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business. These measures have limitations and users should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Thursday, August 6, 2026, at 10:00 a.m. (ET), to discuss the quarter’s results. To access the webcast, go to https://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software. A replay of the call will be available for approximately 30 days. This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain independent sales representatives or license or maintain the licensing of independent sales representatives; laws or regulations that could apply to our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or independent sales representatives’ violation of or non-compliance with laws and regulations; litigation and regulatory investigations and actions concerning us or independent sales representatives; differences between our actual experience and our expectations regarding mortality, reinsurance, persistency, or disability as reflected in the pricing for our insurance policies; changes in federal, state and provincial legislation or regulation that affects our insurance, investment product and mortgage businesses; our failure to meet regulatory capital ratios or other minimum capital and surplus requirements; a significant downgrade by a ratings organization; the failure of our reinsurers or reserve financing counterparties to perform their obligations; the failure of our investment products to remain competitive with other investment options or the loss of our relationship with one or more of the companies whose investment products we provide; heightened standards of conduct or more stringent licensing requirements for independent sales representatives; inadequate policies and procedures regarding suitability review of client transactions; revocation of our subsidiary’s status as a non-bank custodian; a significant change to or disruption in the mortgage lenders’ mortgage businesses or an inability of the mortgage lenders to satisfy their contractual obligations to us; changes in prevailing mortgage interest rates or U.S. monetary policies that affect mortgage interest rates; economic downcycles that impact our business, financial condition and results of operations; major public health pandemics, epidemics or outbreaks or other catastrophic events; the failure of our or a third-party partner’s information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; any failure to protect the confidentiality of client information; the current legislative and regulatory climate with regard to privacy and cybersecurity; cyber-attack(s), security breaches; the development and use of artificial intelligence; the efficiency and success of business initiatives taken to enhance our technology, products and services; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio and other assets; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; laws and regulations in the U.S. and Canada, executive branch actions, orders and policies, judicial rulings and decisions by public officials impacting our business; the legislative and regulatory environment regarding climate change; litigation and regulatory investigations and actions; a significant change in the competitive environment in which we operate; the loss of key personnel or sales force leaders; inability to effectively execute our corporate strategy; and fluctuations in the market price of our common stock or Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at https://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc. is a leading diversified financial services distribution company serving middle-income households in the United States and Canada. Our licensed representatives educate families on how to prepare for a more secure financial future and help them achieve their financial goals with our term life insurance and third-party mutual funds, managed accounts, annuities, loans and other financial products. We insured over 5.5 million lives and had approximately 3.1 million client investment accounts as of December 31, 2025. Through our life insurance subsidiaries in North America, in 2025 Primerica was the #3 issuer of term life insurance, which we largely reinsure. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”. We are headquartered in Duluth, Georgia.

Investor Contact:

Nicole Russell

470-564-6663
Email: Nicole.Russell@Primerica.com

Media Contact:

Susan Chana

404-229-8302

Email: Susan.Chana@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	June 30, 2026	December 31, 2025
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$3,471,682	$3,265,246
Fixed-maturity security held-to-maturity, at amortized cost	1,073,520	1,175,380
Short-term investments available-for-sale, at fair value	4,950	-
Equity securities, at fair value	29,265	26,433
Trading securities, at fair value	32,376	12,801
Policy loans and other invested assets	120,736	56,233
Total investments	4,732,529	4,536,093
Cash and cash equivalents	600,183	756,227
Accrued investment income	33,330	30,122
Reinsurance recoverables	2,450,745	2,564,952
Deferred policy acquisition costs, net	3,991,486	3,915,998
Agent balances, due premiums and other receivables	291,440	275,171
Intangible asset	45,275	45,275
Income taxes	181,028	177,302
Operating lease right-of-use assets	39,697	41,900
Other assets	259,728	387,776
Separate account assets	2,156,498	2,281,520
Total assets	$14,781,939	$15,012,336

Liabilities and stockholders' equity
Liabilities:
Future policy benefits	$6,803,364	$6,818,179
Unearned and advance premiums	16,423	15,521
Policy claims and other benefits payable	489,108	495,356
Other policyholders' funds	344,437	356,427
Note payable	595,716	595,315
Surplus note	1,073,291	1,175,119
Income taxes	24,907	147,960
Operating lease liabilities	46,852	49,565
Other liabilities	619,810	546,596
Payable under securities lending	88,579	84,876
Separate account liabilities	2,156,498	2,281,520
Total liabilities	12,258,985	12,566,434

Common stock	309	318
Retained earnings	2,473,436	2,416,149
Accumulated other comprehensive income (loss), net of income tax:
Effect of change in discount rate assumptions on the liability for future policy benefits	190,796	134,594
Unrealized foreign currency translation gains (losses)	(30,952)	(15,836)
Net unrealized gains (losses) on available-for-sale securities	(110,635)	(89,323)
Total stockholders' equity	2,522,954	2,445,902
Total liabilities and stockholders' equity	$14,781,939	$15,012,336

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended June 30,
	2026	2025
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$877,754	$866,254
Ceded premiums	(442,280)	(433,408)
Net premiums	435,474	432,846
Commissions and fees	368,610	306,032
Net investment income	43,738	40,928
Investment gains (losses)	1,691	(2,866)
Other, net	15,554	16,394
Total revenues	865,067	793,334

Benefits and expenses:
Benefits and claims	147,328	152,494
Future policy benefits remeasurement (gain) loss	(5,038)	(5,895)
Amortization of deferred policy acquisition costs	85,128	80,043
Sales commissions	201,924	166,291
Insurance expenses	71,159	64,362
Insurance commissions	5,778	5,751
Interest expense	5,833	6,000
Other operating expenses	94,736	89,791
Total benefits and expenses	606,848	558,837
Income before income taxes	258,219	234,497
Income taxes	55,941	56,153
Net income	$202,278	$178,344

Earnings per share attributable to common stockholders:
Basic earnings per share	$6.46	$5.41
Diluted earnings per share	$6.45	$5.40

Weighted-average shares used in computing earnings per share:
Basic	31,196	32,870
Diluted	31,237	32,911

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended June 30,
	2026	2025	% Change
	(In thousands, except per-share amounts)
Total revenues	$865,067	$793,334	9%
Less: Investment (losses) gains	1,691	(2,866)
Less: 10% deposit asset MTM included in NII	-	182
Adjusted operating revenues	$863,376	$796,018	8%

Income before income taxes	$258,219	$234,497	10%
Less: Investment (losses) gains	1,691	(2,866)
Less: 10% deposit asset MTM included in NII	-	182
Adjusted operating income before income taxes	$256,528	$237,181	8%

Net Income	$202,278	$178,344	13%
Less: Investment (losses) gains	1,691	(2,866)
Less: 10% deposit asset MTM included in NII	-	182
Less: Tax impact of preceding items	(366)	643
Adjusted net operating income	$200,953	$180,385	11%

Diluted earnings per share	$6.45	$5.40	19%
Less: Net after-tax impact of operating adjustments	0.04	(0.06)
Diluted adjusted operating earnings per share	$6.41	$5.46	17%

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited)

	Three months ended June 30,
	2026	2025	% Change
	(In thousands)
Direct premiums	$873,604	$861,919	1%
Less: Premiums ceded to IPO coinsurers	176,766	187,988
Adjusted direct premiums	696,838	673,931	3%

Ceded premiums	(441,242)	(432,306)
Less: Premiums ceded to IPO coinsurers	(176,766)	(187,988)
Other ceded premiums	(264,476)	(244,318)
Net premiums	$432,362	$429,613	1%

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended June 30,
	2026	2025	% Change
	(In thousands)
Total revenues	$60,944	$53,202	15%
Less: Investment gains (losses)	1,691	(2,866)
Less: 10% deposit asset MTM included in NII	-	182
Adjusted operating revenues	$59,253	$55,886	6%

Income (loss) before income taxes	$5,525	$64	NM
Less: Investment gains (losses)	1,691	(2,866)
Less: 10% deposit asset MTM included in NII	-	182
Adjusted operating income (loss) before income taxes	$3,834	$2,748	40%

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited)

	June 30, 2026	December 31, 2025	% Change
	(In thousands)
Stockholders' equity	$2,522,954	$2,445,902	3%
Less: Net unrealized gains (losses)	(110,635)	(89,323)
Less: Effect of change in discount rate assumptions on the liability for future policy benefits	190,796	134,594
Adjusted stockholders' equity	$2,442,793	$2,400,631	2%